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| FORM 3 |                                        |       OMB APPROVAL         |
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                                                  | OMB Number:      3235-0104 |
                                                  | Expires: December 31, 2001 |
                                                  | Estimated average burden   |
                                                  | hours per response ... 0.5 |
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*

     Publicis Groupe S.A.
     --------------------------------------------------------------------
     (Last)                          (First)                     (Middle)

     133, Avenue des Champs-Elysees
     --------------------------------------------------------------------
                                    (Street)

     Paris                          France                        75008
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)

-------------------------------------------------------------------------------
 2. Date of Event Requiring Statement (Month/Day/Year)

    March 7, 2002

-------------------------------------------------------------------------------
 3. IRS Identification Number of Reporting Person, if an entity (voluntary)

    N/A
-------------------------------------------------------------------------------
 4. Issuer Name and Ticker or Trading Symbol

    Bcom3 Group, Inc.

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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

-------------------------------------------------------------------------------

TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
| 1.Title of Security |2.Amount of Securities | 3.Ownership   | 4.Nature of    |
|   (Instr. 4)        |  Beneficially Owned   |  Form:        |   Indirect     |
|                     |  (Instr. 4)           |  Direct (D)   |   Beneficial   |
|                     |                       |  or Indirect  |   Ownership    |
|                     |                       |  (I)(Instr.5) |   (Instr. 5)   |
|---------------------|-----------------------|---------------|----------------|
|Common Stock, par    |                       |               |                |
|value $.01 per share |          -0-          |               |                |
|                     |                       |               |                |
|---------------------|-----------------------|---------------|----------------|
|                     |                       |               |                |
|                     |                       |               |                |
|---------------------|-----------------------|---------------|----------------|
|                     |                       |               |                |
|                     |                       |               |                |
|---------------------|-----------------------|---------------|----------------|
|                     |                       |               |                |
|                     |                       |               |                |
|---------------------|-----------------------|---------------|----------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                          (Over)
                                                                 SEC 1473 (3-99)

                                                                     Page 2 of 3
                                                                 SEC 1473 (3-99)

TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative     | 2. Date Exer-       | 3. Title and Amount of       | 4. Conversion  | 5. Ownership  | 6. Nature of  |
|    Security (Instr. 4)     |    cisable and      |    Securities Underlying     |    or Exercise |    Form of    |    Indirect   |
|                            |    Expiration       |    Derivative Security       |    Price of    |    Derivative |    Beneficial |
|                            |    Date             |    (Instr. 4)                |    Derivative  |    Security:  |    Ownership  |
|                            |                     |                              |    Security    |    Direct (D) |    (Instr. 5) |
|                            |    (Month/Day/Year) |                              |                |    or         |               |
|                            |                     |                              |                |    Indirect   |               |
|                            |---------------------|------------------------------|                |    (I)        |               |
|                            |    Date   | Expira- |                 | Amount     |                |    (Instr.    |               |
|                            |    Exer-  |  tion   |       Title     | or         |                |    5)         |               |
|                            |   cisable |  Date   |                 | Number     |                |               |               |
|                            |           |         |                 | of         |                |               |               |
|                            |           |         |                 | Shares     |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|----------------------------|-----------|---------|-----------------|------------|----------------|---------------|---------------|
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|                            |           |         |                 |            |                |               |               |
|-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Response:
    Publicis Groupe S.A. ("Publicis"), Bcom3 Group, Inc. ("Bcom3") and a wholly-owned subsidiary of Publicis ("Merger Corp.") entered into an Agreement and Plan of Merger, dated as of March 7, 2002 (the "Merger Agreement"), pursuant to which Bcom3 will be merged with and into Merger Corp., with Merger Corp. as the surviving corporation (the "Merger"). As an inducement for Publicis to enter into the Merger Agreement, Dentsu Inc., and Roger A. Haupt, Roy J. Bostock, Richard B. Fizdale and Craig D. Brown (the "Stockholders"), respectively, entered into support agreements (the "Support Agreements") with Publicis, pursuant to which the Stockholders agreed to vote their shares of Common Stock of Bcom3 (the "Common Shares") in favor of the Merger and the Merger Agreement and to vote against any Competing Transaction (as defined in the Support Agreements), and not to transfer any of their Common Shares, in each case for periods specified in the Support Agreements. Publicis has no pecuniary interest in any Common Shares or in any other securities of Bcom3.




                                 PUBLICIS GROUPE S.A.

                              By: /s/ Jean-Michel Etienne              3/15/2002
                                 ----------------------------------    ---------
                                 Name: Jean-Michel Etienne                Date
                                 Title: Chief Financial Officer



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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                                                                 SEC 1473 (3-99)